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                                                                    EXHIBIT 12.1

URS CORPORATION AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                               SIX
                                                                                                              MONTHS
                                                                                                               ENDED
                                                          YEAR ENDED OCTOBER 31,                             APRIL 30,
                                             -----------------------------------------------------------     ---------
                                               1998        1999        2000         2001         2002          2003
                                             --------    --------    ---------   ----------    ---------     ---------
                                                              (IN THOUSANDS, EXCEPT FOR RATIO DATA)
Fixed charges:
   Interest expense.......................   $  8,774    $ 34,589    $  71,861   $   65,589    $  55,705     $  42,581
   Amortization of debt discount..........        642       1,587        3,467        3,663        4,220         3,638
   Interest portion of rentals (1)........     10,202      16,709       23,389       25,484       27,229        15,531
   Preference security dividend
      requirement (2).....................         --       6,060       15,297       16,629        9,808            --
                                             --------    --------    ---------   ----------    ---------     ---------
       Fixed charges subtotal.............     19,618      58,945      114,014      111,365       96,962        61,750
                                             --------    --------    ---------   ----------    ---------     ---------
Earnings:
Income before taxes.......................     41,467      66,281       91,598      104,152       91,111        35,854
      Fixed charges included in earnings..     19,618      58,945      114,014      111,365       96,962        61,750
                                             --------    --------    ---------   ----------    ---------     ---------
Earnings available before fixed charges...     61,085     125,226      205,612      216,517      188,073        97,604
                                             --------    --------    ---------   ----------    ---------     ---------
Less: Preference security dividend
       requirement (2) ...................         --      (6,060)     (15,297)     (16,629)      (9,808)           --
                                             --------    --------    ---------   ----------    ---------     ---------
   Earnings subtotal......................   $ 61,085    $119,166    $ 190,315   $  198,888      178,265     $  97,604
                                             --------    --------    ---------   ----------    ---------     ---------

Ratio of earnings to fixed charges........        3.1         2.0          1.7          1.8          1.8           1.6

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(1)      Calculated as one-third of operating rental expense.

(2) The preferred stock dividend requirement is included in fixed charges (i.e. the denominator of the ratio calculation) but excluded from earnings (i.e. the numerator of the ratio calculation) because the amount of such preferred stock dividend requirement was not deducted in arriving at the registrants pre-tax income.